EXHIBIT 99.1

Donegal Group Inc. Announces First Quarter 2023 Results

MARIETTA, Pa., April 27, 2023 (GLOBE NEWSWIRE) -- Donegal Group Inc. (NASDAQ: DGICA) and (NASDAQ: DGICB) today reported its financial results for the first quarter of 2023.

Significant Items for First Quarter of 2023 (all comparisons to first quarter of 2022):

  Net premiums earned increased 8.0% to $215.2 million
  Net premiums written1 increased 8.6% to $237.3 million
  Combined ratio of 101.2%, compared to 95.8%
  Net income of $5.2 million, or $0.16 per diluted Class A share, compared to $13.1 million, or $0.43 per diluted Class A share
  Annualized return on average equity of 4.3%, compared to 10.0%
  Book value per share of $15.01 at March 31, 2023, compared to $16.72

Financial Summary

	Three Months Ended March 31,
	2023	2022	% Change

	(dollars in thousands, except per share amounts)

Income Statement Data
Net premiums earned	$215,233	$199,249	8.0%
Investment income, net	9,449	7,859	20.2
Net investment losses	(331)	(76)	335.5
Total revenues	224,746	207,627	8.2
Net income	5,204	13,145	-60.4
Non-GAAP operating income[1]	5,465	13,205	-58.6
Annualized return on average equity	4.3%	10.0%	-5.7 pts

Per Share Data
Net income – Class A (diluted)	$0.16	$0.43	-62.8%
Net income – Class B	0.15	0.39	-61.5
Non-GAAP operating income – Class A (diluted)	0.17	0.43	-60.5
Non-GAAP operating income – Class B	0.15	0.39	-61.5
Book value	15.01	16.72	-10.2

1The “Definitions of Non-GAAP and Operating Measures” section of this release defines and reconciles data that we prepare on an accounting basis other than U.S. generally accepted accounting principles (“GAAP”).

Management Commentary

“We believe our solid premium growth in the first quarter of 2023 is a testament to the successful launch of our new personal lines product suite in 2022, solid independent agency relationships and superior claims handling capabilities and reputation. We remain cautious of the current macro-economic environment and ongoing impact of inflation. For our personal lines segment, we are taking actions to moderate our growth until we have better clarity on rate adequacy and stabilization of loss costs. For our commercial lines segment, we successfully deployed the next major release within our systems modernization project, which will add three commercial lines to our modernized operating platform for policies effective beginning in June 2023 in three states. The new lines include a new businessowners product as well as modernized commercial automobile and commercial umbrella products. We expect to roll out these new products in our remaining 21 states in the third quarter of 2023 and further expect that our enhanced capability to compete for small commercial accounts will generate additional premium growth as the year progresses.” said Kevin G. Burke, President and Chief Executive Officer.

He continued, “From a profitability standpoint, weather and large fire losses were elevated when compared to the prior-year quarter, but we experienced incremental improvement from prior consecutive quarters in 2022. While weather conditions within our operating region were close to average for the majority of the first quarter of 2023, claim activity from significant winds on the final day of the quarter pushed the weather impact above our previous five-year first quarter average. To combat ongoing inflationary pressures, we continue to implement substantial premium rate increases in nearly every line of business. We also believe that our ongoing strategic and transformational implementations, which are already yielding positive impact, will gain momentum and enhance long-term shareholder value creation.”

Insurance Operations

Donegal Group is an insurance holding company whose insurance subsidiaries and affiliates offer property and casualty lines of insurance in three Mid-Atlantic states (Delaware, Maryland and Pennsylvania), three New England states (Maine, New Hampshire and Vermont), six Southern states (Alabama, Georgia, North Carolina, South Carolina, Tennessee and Virginia), eight Midwestern states (Illinois, Indiana, Iowa, Michigan, Nebraska, Ohio, South Dakota and Wisconsin) and four Southwestern states (Colorado, New Mexico, Texas and Utah). Donegal Mutual Insurance Company and the insurance subsidiaries of Donegal Group conduct business together as the Donegal Insurance Group.

	Three Months Ended March 31,
	2023	2022	% Change
	(dollars in thousands)

Net Premiums Earned
Commercial lines	$130,466	$124,329	4.9%
Personal lines	84,767	74,920	13.1
Total net premiums earned	$215,233	$199,249	8.0%

Net Premiums Written
Commercial lines:
Automobile	$52,069	$48,628	7.1%
Workers' compensation	33,201	32,897	0.9
Commercial multi-peril	55,850	54,197	3.0
Other	11,890	11,111	7.0
Total commercial lines	153,010	146,833	4.2
Personal lines:
Automobile	49,981	42,240	18.3
Homeowners	28,189	23,515	19.9
Other	6,124	5,854	4.6
Total personal lines	84,294	71,609	17.7
Total net premiums written	$237,304	$218,442	8.6%

Net Premiums Written

The 8.6% increase in net premiums written for the first quarter of 2023 compared to the first quarter of 2022, as shown in the table above, represents 4.2% growth in commercial lines net premiums written and 17.7% growth in personal lines net premiums written. The $18.9 million increase in net premiums written for the first quarter of 2023 compared to the first quarter of 2022 included:

  Commercial Lines: $6.2 million increase that we attribute primarily to modest new business writings, strong premium retention and a continuation of renewal premium increases in lines other than workers’ compensation, offset partially by planned attrition in regions we have targeted for profit improvement.
  Personal Lines: $12.7 million increase that we attribute to new business writings, strong premium retention and a continuation of renewal premium increases. The new business writings reflect the successful launch of new products in nine of the 10 states in which we offer personal lines.

Underwriting Performance

We evaluate the performance of our commercial lines and personal lines segments primarily based upon the underwriting results of our insurance subsidiaries as determined under statutory accounting practices. The following table presents comparative details with respect to the GAAP and statutory combined ratios1 for the three months ended March 31, 2023 and 2022:

	Three Months Ended
	March 31,
	2023	2022

GAAP Combined Ratios (Total Lines)
Loss ratio - core losses	56.5%	58.7%
Loss ratio - weather-related losses	6.5	4.0
Loss ratio - large fire losses	5.1	4.8
Loss ratio - net prior-year reserve development	-3.9	-8.3
Loss ratio	64.2	59.2
Expense ratio	36.4	35.8
Dividend ratio	0.6	0.8
Combined ratio	101.2%	95.8%

Statutory Combined Ratios
Commercial lines:
Automobile	96.2%	89.1%
Workers' compensation	86.2	97.0
Commercial multi-peril	114.8	99.7
Other	79.7	72.4
Total commercial lines	99.8	93.5
Personal lines:
Automobile	103.9	93.5
Homeowners	100.6	108.0
Other	49.3	43.8
Total personal lines	98.9	94.8
Total lines	99.6%	94.1%

Loss Ratio

For the first quarter of 2023, the loss ratio increased to 64.2%, compared to 59.2% for the first quarter of 2022. Weather-related losses were $14.1 million, or 6.5 percentage points of the loss ratio, for the first quarter of 2023, compared to $8.0 million, or 4.0 percentage points of the loss ratio, for the first quarter of 2022. The first quarter of 2023 weather-related losses included $3.8 million related to the impact of significant wind activity on the last day of the quarter. The weather-related loss impact for the first quarter of 2023 was higher than our previous five-year first-quarter average of $9.0 million, or 4.8 percentage points of the loss ratio.

Large fire losses, which we define as individual fire losses in excess of $50,000, for the first quarter of 2023 were $10.9 million, or 5.1 percentage points of the loss ratio. That amount was modestly higher than the large fire losses of $9.6 million, or 4.8 percentage points of the loss ratio, for the first quarter of 2022.   A $4.6 million increase in commercial property fire losses was partially offset by a $3.2 million decrease in homeowner fire losses.

Net favorable development of reserves for losses incurred in prior accident years of $8.3 million decreased the loss ratio for the first quarter of 2023 by 3.9 percentage points, compared to $16.5 million that decreased the loss ratio for the first quarter of 2022 by 8.3 percentage points. Our insurance subsidiaries experienced favorable development primarily in the workers’ compensation, commercial automobile and commercial multi-peril lines of business in the first quarter of 2023, with the majority of the impact relating to reserves for accident years 2021 and 2020.

Expense Ratio

The expense ratio was 36.4% for the first quarter of 2022, compared to 35.8% for the first quarter of 2022. The increase in the expense ratio primarily reflected higher technology systems-related expenses for the first quarter of 2023 compared to the prior-year quarter. The increase in technology systems-related expenses was primarily due to increased costs as we continue implementations with respect to our ongoing systems modernization project, a portion of which are allocated from Donegal Mutual Insurance Company to our insurance subsidiaries.

Investment Operations

Donegal Group’s investment strategy is to generate an appropriate amount of after-tax income on its invested assets while minimizing credit risk through investment in high-quality securities. As a result, we had invested 94.9% of our consolidated investment portfolio in diversified, highly rated and marketable fixed-maturity securities at March 31, 2023.

	March 31, 2023		December 31, 2022
	Amount	%	Amount	%

	(dollars in thousands)
Fixed maturities, at carrying value:
U.S. Treasury securities and obligations of U.S.
government corporations and agencies	$181,107	13.9%	$166,883	12.8%
Obligations of states and political subdivisions	424,056	32.5	422,253	32.4
Corporate securities	396,821	30.4	393,787	30.2
Mortgage-backed securities	239,618	18.3	229,308	17.6
Allowance for expected credit losses	(1,355)	-0.2	-	0.0
Total fixed maturities	1,240,247	94.9	1,212,231	93.0
Equity securities, at fair value	37,585	2.9	35,105	2.7
Short-term investments, at cost	28,138	2.2	57,321	4.3
Total investments	$1,305,970	100.0%	$1,304,657	100.0%

Average investment yield	2.9%		2.6%
Average tax-equivalent investment yield	3.0%		2.7%
Average fixed-maturity duration (years)	5.6		5.9

Net investment income of $9.4 million for the first quarter of 2023 increased 20.2% compared to $7.9 million for the first quarter of 2022. The increase in net investment income reflected primarily an increase in average investment yield relative to the prior-year first quarter.

Our book value per share was $15.01 at March 31, 2023, compared to $14.79 at December 31, 2022, with the increase partially related to $4.0 million of after-tax unrealized gains within our available-for-sale fixed-maturity portfolio during 2023 that increased our book value by $0.13 per share.

Definitions of Non-GAAP and Operating Measures

We prepare our consolidated financial statements on the basis of GAAP. Our insurance subsidiaries also prepare financial statements based on statutory accounting principles state insurance regulators prescribe or permit (“SAP”). In addition to using GAAP-based performance measurements, we also utilize certain non-GAAP financial measures that we believe provide value in managing our business and for comparison to the financial results of our peers. These non-GAAP measures are net premiums written, operating income or loss and statutory combined ratio.

Net premiums written and operating income or loss are non-GAAP financial measures investors in insurance companies commonly use. We define net premiums written as the amount of full-term premiums our insurance subsidiaries record for policies effective within a given period less premiums our insurance subsidiaries cede to reinsurers. We define operating income or loss as net income or loss excluding after-tax net investment gains or losses, after-tax restructuring charges and other significant non-recurring items. Because our calculation of operating income or loss may differ from similar measures other companies use, investors should exercise caution when comparing our measure of operating income or loss to the measure of other companies.

The following table provides a reconciliation of net premiums earned to net premiums written for the periods indicated:

	Three Months Ended March 31,
	2023	2022	% Change

	(dollars in thousands)

Reconciliation of Net Premiums
Earned to Net Premiums Written
Net premiums earned	$215,233	$199,249	8.0%
Change in net unearned premiums	22,071	19,193	15.0
Net premiums written	$237,304	$218,442	8.6%

The following table provides a reconciliation of net income to operating income for the periods indicated:

	Three Months Ended March 31,
	2023	2022	% Change

	(dollars in thousands, except per share amounts)

Reconciliation of Net Income
to Non-GAAP Operating Income
Net income	$5,204	$13,145	-60.4%
Investment losses (after tax)	261	60	335.0
Non-GAAP operating income	$5,465	$13,205	-58.6%

Per Share Reconciliation of Net Income
to Non-GAAP Operating Income
Net income – Class A (diluted)	$0.16	$0.43	-62.8%
Investment losses (after tax)	0.01	-	NM
Non-GAAP operating income – Class A	$0.17	$0.43	-60.5%

Net income – Class B	$0.15	$0.39	-61.5%
Investment losses (after tax)	-	-	NM
Non-GAAP operating income – Class B	$0.15	$0.39	-61.5%

2Not meaningful.

The statutory combined ratio is a non-GAAP standard measurement of underwriting profitability that is based upon amounts determined under SAP. The statutory combined ratio is the sum of:

  the statutory loss ratio, which is the ratio of calendar-year incurred losses and loss expenses, excluding anticipated salvage and subrogation recoveries, to premiums earned;
  the statutory expense ratio, which is the ratio of expenses incurred for net commissions, premium taxes and underwriting expenses to premiums written; and
  the statutory dividend ratio, which is the ratio of dividends to holders of workers’ compensation policies to premiums earned.

The statutory combined ratio does not reflect investment income, federal income taxes or other non-operating income or expense. A statutory combined ratio of less than 100% generally indicates underwriting profitability.

Dividend Information

On April 20, 2023, we declared regular quarterly cash dividends of $0.17 per share for our Class A common stock and $0.1525 per share for our Class B common stock, which are payable on May 15, 2023 to stockholders of record as of the close of business on May 1, 2023.

Pre-Recorded Webcast

At approximately 8:30 am EST on Thursday, April 27, 2023, we will make available in the Investors section of our website a pre-recorded audio webcast featuring management commentary and a question and answer session. You may listen to the pre-recorded webcast by accessing the link on our website at http://investors.donegalgroup.com. A supplemental investor presentation is also available via our website.

About the Company

Donegal Group Inc. is an insurance holding company whose insurance subsidiaries and affiliates offer property and casualty lines of insurance in certain Mid-Atlantic, Midwestern, New England, Southern and Southwestern states. Donegal Mutual Insurance Company and the insurance subsidiaries of Donegal Group Inc. conduct business together as the Donegal Insurance Group. The Donegal Insurance Group has an A.M. Best rating of A (Excellent).

The Class A common stock and Class B common stock of Donegal Group Inc. trade on the NASDAQ Global Select Market under the symbols DGICA and DGICB, respectively. We are focused on several primary strategies, including achieving sustained excellent financial performance, strategically modernizing our operations and processes to transform our business, capitalizing on opportunities to grow profitably and delivering a superior experience to our agents and customers.

Safe Harbor

We base all statements contained in this release that are not historic facts on our current expectations. Such statements are forward-looking in nature (as defined in the Private Securities Litigation Reform Act of 1995) and necessarily involve risks and uncertainties. Forward-looking statements we make may be identified by our use of words such as “will,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “seek,” “estimate” and similar expressions. Our actual results could vary materially from our forward-looking statements. The factors that could cause our actual results to vary materially from the forward-looking statements we have previously made include, but are not limited to, adverse litigation and other trends that could increase our loss costs (including labor shortages and escalating medical, automobile and property repair costs), adverse and catastrophic weather events (including from changing climate conditions), our ability to maintain profitable operations (including our ability to underwrite risks effectively and charge adequate premium rates), prolonged economic challenges resulting from the COVID-19 pandemic, the adequacy of the loss and loss expense reserves of our insurance subsidiaries, the availability and successful operation of the information technology systems our insurance subsidiaries utilize, the successful development of new information technology systems to allow our insurance subsidiaries to compete effectively, business and economic conditions in the areas in which we and our insurance subsidiaries operate, interest rates, competition from various insurance and other financial businesses, terrorism, the availability and cost of reinsurance, legal and judicial developments (including those related to COVID-19 business interruption coverage exclusions), changes in regulatory requirements, our ability to attract and retain independent insurance agents, changes in our A.M. Best rating and the other risks that we describe from time to time in our filings with the Securities and Exchange Commission. We disclaim any obligation to update such statements or to announce publicly the results of any revisions that we may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Investor Relations Contacts

Karin Daly, Vice President, The Equity Group Inc.

Phone: (212) 836-9623
E-mail: kdaly@equityny.com

Jeffrey D. Miller, Executive Vice President & Chief Financial Officer
Phone: (717) 426-1931
E-mail: investors@donegalgroup.com

Financial Supplement

Donegal Group Inc.
Consolidated Statements of Income
(unaudited; in thousands, except share data)

	Quarter Ended March 31,
	2023	2022

Net premiums earned	$215,233	$199,249
Investment income, net of expenses	9,449	7,859
Net investment losses	(331)	(76)
Lease income	89	105
Installment payment fees	305	490
Total revenues	224,745	207,627

Net losses and loss expenses	138,106	117,883
Amortization of deferred acquisition costs	37,798	34,182
Other underwriting expenses	40,611	37,106
Policyholder dividends	1,343	1,649
Interest	153	153
Other expenses, net	438	428
Total expenses	218,449	191,401

Income before income tax expense	6,296	16,226
Income tax expense	1,093	3,081

Net income	$5,203	$13,145

Income per common share:
Class A - basic and diluted	$0.16	$0.43
Class B - basic and diluted	$0.15	$0.39

Supplementary Financial Analysts' Data

Weighted-average number of shares
outstanding:
Class A - basic	27,192,992	25,786,648
Class A - diluted	27,366,358	25,808,609
Class B - basic and diluted	5,576,775	5,576,775

Net premiums written	$237,304	$218,442

Book value per common share
at end of period	$15.01	$16.72

Donegal Group Inc.
Consolidated Balance Sheets
(in thousands)

	March 31,	December 31,
	2023	2022
	(unaudited)

ASSETS
Investments:
Fixed maturities:
Held to maturity, at amortized cost	$693,779	$688,439
Available for sale, at fair value	546,469	523,792
Equity securities, at fair value	37,585	35,105
Short-term investments, at cost	28,138	57,321
Total investments	1,305,971	1,304,657
Cash	22,836	25,123
Premiums receivable	189,545	173,846
Reinsurance receivable	460,681	456,522
Deferred policy acquisition costs	77,190	73,170
Prepaid reinsurance premiums	170,551	160,591
Other assets	51,911	49,440
Total assets	$2,278,685	$2,243,349

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Losses and loss expenses	$1,123,535	$1,121,046
Unearned premiums	609,684	577,653
Accrued expenses	4,692	4,226
Borrowings under lines of credit	35,000	35,000
Other liabilities	12,212	21,831
Total liabilities	1,785,123	1,759,756
Stockholders' equity:
Class A common stock	303	301
Class B common stock	56	56
Additional paid-in capital	328,375	325,602
Accumulated other comprehensive loss	(37,696)	(41,704)
Retained earnings	243,750	240,564
Treasury stock	(41,226)	(41,226)
Total stockholders' equity	493,562	483,593
Total liabilities and stockholders' equity	$2,278,685	$2,243,349